                                            FOR IMMEDIATE RELEASE

                                            Media Contact:    Emory Epperson
                                                              (714) 727-7958

                                            Analyst Contact:  Misty Ohmart
                                                              (714) 727-7728



                AST RESEARCH ANNOUNCES SENIOR EXECUTIVE CHANGES

              IN MANUFACTURING AND SERVICE AND SUPPORT OPERATIONS



IRVINE, Calif., Sept. 20, 1995 -- AST Research Inc. (ASTA--NASDAQ) today announced changes to its worldwide manufacturing operations with the resignation of Kirby Coryell, senior vice president, worldwide manufacturing operations and an officer. The company also announced the promotion of Gary Weaver, formerly vice president, operations, Americas, to senior vice president, worldwide manufacturing operations, and an officer, replacing Coryell; and named Bob Parmelee as vice president, service and support for the Americas.

     Coryell resigned from AST for personal reasons, including returning to Northern California with his family to assume a senior manufacturing position at another company.

     "Kirby led AST's worldwide production organization through a period of growth and we will miss his contribution to our senior management team," said Safi Qureshey, AST chairman and chief executive officer. "However, we are pleased to replace Kirby with Gary Weaver, a seasoned manufacturing executive who has played a key role in turning around our Fort Worth, Texas facility.
Gary possesses the leadership ability to manage our global production activities as we move ahead with our Samsung strategic relationship. Bob will also play an important role in service and support as we satisfy the post-sale requirements of a growing installed customer base."

     As senior vice president, worldwide manufacturing, Weaver will be responsible for operations throughout AST's worldwide manufacturing facilities located in Texas, Ireland, Taiwan, Hong Kong and China. The company will be searching for a replacement to lead AST's Fort Worth production operations.

                                  -- more --
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AST ANNOUNCES MFG. & SERVICE AND SUPPORT OPERATIONS CHANGES
2-2-2

     Since joining the company in December 1994, Weaver has led manufacturing operations in AST's Fort Worth, Texas facility, which produces desktop and server systems for the company's customers throughout North and Latin America. He has maintained a solid focus on volume, quality, procurement and distribution, accomplished through a build-to-demand, cell-based manufacturing model, in which each cell, or "focused factory," is equipped with its own assembly, engineering, quality and planning personnel. These focused factories are similar in design to those incorporated throughout AST's other worldwide production facilities located in Europe and Asia.

     Weaver's management philosophy is to respect the individual and build strong team players. As a result, his teams are in a continual process of achieving higher levels of production and quality.

     A 20-year industry veteran, Weaver has earned a reputation for quality and achieving on-time delivery of products. He has secured certification for and worked in world-class manufacturing facilities recognized by ISO 9000 and Good Manufacturing Practices (GMP). Prior to AST, he served as vice president of operations for Irwindale, Calif.,-based Ioptex Research Inc., a leading ophthalmic manufacturer. Other executive positions included worldwide vice president of operations at Cipher Data Products and managing director for Atari Far East, where he was responsible for high-volume operations in the company's Taipei facility. Weaver earned a degree in mathematics from Augustana College with graduate work in economics at Southern Illinois University.

     In his new role as vice president, service and support for the Americas, Parmelee will be responsible for the entire post-sales support for AST's top quality products throughout North and Latin America. This includes warranty and post-warranty service, on-site service, and technical assistance and support for AST's resellers, retailers and consumers. Parmelee will also serve as vice president, supply/demand management, a position he has held since October 1994. He joined the company as vice president, supply chain management, in July, 1994.

     A 25-year industry veteran with a string of successes at Western Digital, Digital Equipment Corp. and Motorola, Parmelee will leverage his supply/demand management skills within AST's service and support activities, including just-in-time logistics (JIT) and total quality management (TQM).

                                  -- more --

AST ANNOUNCES MFG. & SERVICE AND SUPPORT OPERATIONS CHANGES
3-3-3

          Parmelee holds a bachelor's degree in electrical engineering from New Mexico State University and an MBA from the University of Texas.

CORPORATE BACKGROUND

          AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.468 billion company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.

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